Exhibit 5.1

Advocaten Notarissen Belastingadviseurs

To Elastic B.V. (the “Issuer”) Rijnsburgstraat 11 1059AT Amsterdam	Claude Debussylaan 80 P.O. Box 75084 1070 AB Amsterdam T +31 20 577 1771 F +31 20 577 1775

Date 24 September 2018                                                         Gaby Smeenk

                                                                                                  Advocaat

Our ref.         M30747063/1/20673809/opk

Dear Sir/Madam,

Registration with the US Securities and Exchange Commission

of ordinary shares in the capital of the Issuer

1	INTRODUCTION

I act as Dutch legal adviser (advocaat) to the Issuer in connection with the Registration.

Certain terms used in this opinion are defined in Annex 1 (Definitions).

2	DUTCH LAW

This opinion is limited to Dutch law in effect on the date of this opinion. It (including all terms used in it) is to be construed in accordance with Dutch law.

3	SCOPE OF INQUIRY

I have examined, and relied upon the accuracy of the factual statements in, the following documents:

(a)	A copy of the Registration Statement.

De Brauw Blackstone Westbroek N.V., Amsterdam, is registered with the Trade Register in the Netherlands under no. 27171912.

All services and other work are carried out under an agreement of instruction (“overeenkomst van opdracht”) with De Brauw Blackstone Westbroek N.V. The agreement is subject to the General Conditions, which have been filed with the register of the District Court in Amsterdam and contain a limitation of liability.

(b)	A copy of:

(i)	the Issuer’s deed of incorporation, as provided to me by the Chamber of Commerce (Kamer van Koophandel); and

(ii)	the Trade Register Extract.

(c)	A copy of:

(i)	the Board Certificate;

(ii)	each Convocation; and

(iii)	each Board Resolution.

(d)	The form of the Underwriting Agreement.

(e)	The form of:

(i)	each Deed of Issue;

(ii)	the Deed of Conversion, containing the Issuer’s articles of association; and

(iii)	the Deed of Amendment, partially amending the Issuer’s articles of association contained in the Deed of Conversion.

In addition, I have examined such documents, and performed such other investigations, as I considered necessary for the purpose of this opinion. My examination has been limited to the text of the documents.

4	ASSUMPTIONS

I have made the following assumptions:

(a)

(i)	Each copy document conforms to the original and each original is genuine and complete.

(ii)	Each signature is the genuine signature of the individual concerned.

(iii)	The Registration Statement has been or will have been filed with the SEC in the form referred to in this opinion.

(b)

(i)	The Deed of Conversion and the Deed of Amendment will have been executed in the form referred to in this opinion.

(ii)	Each Deed of Issue will have been executed in the form referred to in this opinion and will remain in full force and effect without modification.

(iii)	The Issuer’s authorised share capital at the time of issue of any Registration Share will be sufficient to allow for the issue.

(iv)	Each Corporate Resolution has been or will have been validly passed in the form referred to in this opinion and will remain in full force and effect without modification.

(v)	The Registration Shares will have been:

(A)	issued in the form and manner prescribed by the articles of association at the time of issue; and

(B)	otherwise offered, issued and accepted by their subscribers in accordance with all applicable laws (including, for the avoidance of doubt, Dutch law).

(vi)	The nominal amount of the Registration Shares and any agreed share premium will have been validly paid in accordance with the Underwriting Agreement and the respective Deed of Issue.

5	OPINION

Based on the documents and investigations referred to and assumptions made in paragraphs 3 and 4, I am of the following opinion:

When issued pursuant to a validly signed Deed of Issue, the Registration Shares will have been duly authorised and validly issued and will be fully paid and nonassessable1.

6	RELIANCE

(a)

This opinion is an exhibit to the Registration Statement and may be relied upon for the purpose of the Registration and not for any other purpose. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an Exhibit to (and therefore together with) the Registration Statement.

[1]

In this opinion, “nonassessable” – which term has no equivalent in Dutch – means, in relation to a share, that the issuer of the share has no right to require the holder of the share to pay to the issuer any amount (in addition to the amount required for the share to be fully paid) solely as a result of his shareholdership.

(b)

Each person accepting this opinion agrees, in so accepting, that only De Brauw will have any liability in connection with this opinion, that the agreement in this paragraph 6(b) and all liability and other matters relating to this opinion will be governed exclusively by Dutch law and that the Dutch courts will have exclusive jurisdiction to settle any dispute relating to this opinion.

(c)	The Issuer may:

(i)	file this opinion as an exhibit to the Registration Statement; and

(ii)	refer to De Brauw giving this opinion under the heading “Legal Matters” in the prospectus included in the Registration Statement.

The previous sentence is no admittance from me (or De Brauw) that I am (or De Brauw is) in the category of persons whose consent for the filing and reference as set out in that sentence is required under article 7 of the Securities Act or any rules or regulations of the SEC promulgated under it.

Yours faithfully,

De Brauw Blackstone Westbroek N.V.

/s/ Gaby Smeenk

Gaby Smeenk

Annex 1 – Definitions

In this opinion:

“Board Certificate” means the certificate dated the date of this opinion attached to this opinion as Annex 2.

“Board Resolution” means each of:

(a)	the draft minutes of the meeting of the Issuer’s board held on 18 September 2018, including the resolutions to:

(i)	propose to the Issuer’s general meeting to adopt each GM Resolution; and

(ii)	propose to the Issuer’s meeting of holders of convertible preference shares to adopt each Pref Holder Resolution;

(b)	the draft minutes of a meeting of the Issuer’s board to be held on 4 October 2018, including the resolutions to:

(i)	enter into the Underwriting Agreement;

(ii)	proceed with the Offer;

(iii)	determine the number of Registration Shares to be issued to Cede & Co as nominee for the Depositary Trust Company;

(iv)	grant the right to the Underwriters to subscribe for additional Registration Shares up to a maximum of 15% of the Registration Shares referred to under (iii);

(v)	determine the offer price per Registration Share;

(vi)

set the underwriting discount and commission per Registration Share, and consequently set the price of each Registration Share issued under the Underwriting Agreement as set forth in the Underwriting Agreement; and

(vii)	allow the Registration Shares to be paid up in US Dollar.

“Convocation” means each of:

(a)

the notice of the Issuer’s board dated 20 September 2018 to the Issuer’s shareholders convening an extraordinary general meeting of the Issuer’s shareholders to be held on 28 September 2018 and including the agenda of such meeting (“GM Convocation”); and

(b)

the notice of the Issuer’s board dated 20 September 2018 to the Issuer’s holders of convertible preference shares convening a meeting of the Issuer’s holders of convertible preference shares to be held on 28 September 2018 and including the agenda of such meeting (“Pref Holder Convocation”).

“Corporate Resolution” means each Board Resolution and each Shareholder Resolution.

“De Brauw” means De Brauw Blackstone Westbroek N.V.

“Deed of Amendment” means the form deed of amendment of the articles of association of the Issuer (akte van statutenwijziging) as attached to each Convocation, providing for the increase of the Issuer’s authorised capital to EUR 3,300,000 divided into 165,000,000 ordinary shares and 165,000,000 cumulative preference shares in the Issuer’s share capital.

“Deed of Conversion” means the form deed of conversion and amendment of the articles of association of the Issuer (akte van omzetting en statutenwijziging Elastic B.V. (na omzetting en statutenwijziging genaamd Elastic N.V.)) as attached to each Convocation, providing for the conversion of the Issuer into a limited liability company and amendment of the articles of association.

“Deed of Issue” means each of:

(a)	a draft deed of issue dated 24 September 2018 providing for the issue of Registration Shares; and

(b)	a draft deed of issue dated 24 September 2018 providing for the issue of Registration Shares in addition to the Registration Shares issued pursuant to the deed of issue referred to in paragraph (a).

“Dutch law” means the law directly applicable in the Netherlands.

“GM Voting Item” means each of the following agenda items referred to in the GM Convocation:

(a)	approval of the Offer;

(b)	conversion of the Issuer from a private company with limited liability to a public company with limited liability in accordance with the Deed of Conversion;

(c)	subsequent amendment of the Issuer’s articles of association in accordance with the Deed of Amendment; and

(d)	authorisation of the Issuer’s board for a period of five years, effective as of the execution of the Deed of Conversion, to:

(i)	issue up to and/or grant rights to ordinary shares up to the number of ordinary shares included in the Issuer’s authorised share capital from time to time; and

(ii)	restrict and/or exclude pre-emptive rights in respect of issuances of ordinary shares or grants of rights to subscribe for ordinary shares.

“Issuer” means Elastic B.V., a private company with limited liability with seat in Amsterdam, the Netherlands, which upon the execution of the Deed of Conversion will convert into a public company with limited liability, named Elastic N.V., with seat in Amsterdam, the Netherlands, Trade Register number 54655870.

“Offer” means the offer by the Issuer of the Registration Shares and includes, where the context permits, the issue of the Registration Shares.

“Pref Holder Voting Item” means each of the following agenda items referred to in the Pref Holder Convocation:

(a)	approval of the GM Resolution to:

(i)	convert the Issuer from a private company with limited liability to a public company with limited liability; and

(ii)	amend the Issuer’s articles of association; and

(b)	approval of the resolutions of the Issuer’s board to:

(i)	issue a number of Registration Shares as determined by the Issuer’s board; and

(ii)	grant to the Underwriters the right to subscribe for an additional number of Registration Shares up to a maximum of 15% of the Registration Shares referred to under (i).

“Registration” means the registration of the Registration Shares with the SEC under the Securities Act.

“Registration Shares” means the newly to be issued ordinary shares (gewone aandelen), nominal amount of EUR 0.01 each, in the capital of the Issuer, to be issued by the Issuer pursuant to one or more Deeds of Issue.

“Registration Statement” means the registration statement on form S-1 (registration no 333-227191 filed with the SEC on 5 September 2018 as amended as of its effective date) in relation to the Registration (excluding any documents incorporated by reference in it and any exhibits to it).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shareholder Resolution” means each of:

(a)	the resolutions of the Issuer’s extraordinary general meeting of shareholders to be held on 28 September 2018 to adopt each GM Voting Item (each a “GM Resolution”); and

(b)	the resolutions of the Issuer’s meeting of holders of convertible preference shares to be held on 28 September 2018 to adopt each Pref Holder Voting Item (each a “Pref Holder Resolution”).

“the Netherlands” means the part of the Kingdom of the Netherlands located in Europe.

“Trade Register Extract” means a Trade Register extract relating to the Issuer provided by the Chamber of Commerce and dated 21 September 2018.

“Underwriters” means the underwriters named in the Underwriting Agreement.

“Underwriting Agreement” means the draft underwriting agreement to be entered into by and among the Issuer and the Underwriters.

Annex 2 – Board Certificate

BOARD CERTIFICATE

FROM THE BOARD OF ELASTIC B.V.

THE UNDERSIGNED:

Shay-Shalom Banon acting in his capacity as executive director of Elastic B.V., a limited liability company with seat in Amsterdam and having its address at Rijnsburgstraat 11, 1059AT Amsterdam, the Netherlands, (the “Issuer”),

BACKGROUND:

(a)	The Issuer intends to seek the Registration with the SEC of the Registration Shares.

(b)

In connection with the Registration, on the date of this Board Certificate, De Brauw Blackstone Westbroek N.V. intends to issue a legal opinion in the form attached to this certificate (the “Legal Opinion”).

(c)	This Board Certificate is the “Board Certificate” as defined in the Legal Opinion.

(d)	The undersigned makes the certifications in this Board Certificate after due and careful consideration and after having made all necessary enquiries.

1	CONSTRUCTION

1.1	Terms defined in the Legal Opinion have the same meaning in this Board Certificate.

1.2	In this Board Certificate “including” means “including without limitation”.

2	CERTIFICATION:

The undersigned certifies the following.

2.1	Authenticity

As at the date of this Board Certificate all information regarding the Issuer registered or on file with the Dutch Trade Register is correct, complete and up to date.

2.2	Solvency

The Issuer is not subject to any bankruptcy proceedings, suspension of payments, emergency measures, other insolvency proceedings as defined in Article 2(4) of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) or other rules regulating conflicts between rights of creditors.

2.3	Issue

The maximum number of Registration Shares to be issued will not exceed the maximum number of shares that can be issued pursuant to the Corporate Resolutions.

2.4	Corporate Resolutions

(a)

The undersigned is not aware of any fact or circumstance (including (i) any lack of capacity of any person, (ii) any conflict of interest, (iii) any force (bedreiging), fraud (bedrog), undue influence (misbruik van omstandigheden) or mistake (dwaling), and (iv) any amendment or supplement) which he understands or suspects has or may have the effect that any Corporate Resolution is not or ceases to be in force without modification at any time; and

(b)	The undersigned believes that each Corporate Resolution is reasonable and fair (including in relation to all the Issuer’s shareholders).

2.5	General

The undersigned is not aware of:

(a)

any claim (whether actual or threatened and including any claim, litigation, arbitration or administrative or regulatory proceedings) to the contrary of the certifications in this Board Certificate; or

(b)	any fact or circumstance which he understands or suspects has or might have any impact on the correctness of the Legal Opinion and which has not been disclosed to De Brauw in writing.

3	RELIANCE

De Brauw may rely on this Board Certificate (without personal liability for the undersigned).

4	IN EVIDENCE WHEREOF:

this Board Certificate was signed in the manner set out below.

Name: Shay-Shalom Banon	/s/ Shay-Shalom Banon